SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C.  20549

                                  Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities
Act of 1934

Date of Report (date of earliest event reported):  March 15, 1999

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

     Colorado                 0-17267           84-1095959
(State or other             (Commission      (I.R.S. Employer
jurisdiction                File Number)     Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado      80202
(address of principal executive offices)         (zip code)

Registrant's telephone number, including area code: (303) 293-2333 not applicable
(former name or former address, if changed since last report)

Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated March 15, 1999, the text of which follows:

    Denver, Colorado -- Mallon Resources Corporation (Nasdaq:
"MLRC") reported today Mallon Resources Corporation (Nasdaq:
"MLRC") today reported that in 1998 it achieved record levels of oil and gas production, revenues, cash flow, and reserves for the third consecutive year. The Company attributed its record operating results to the continuing success of its East Blanco Gas Project in New Mexico's San Juan Basin.

    The Company's average daily production in 1998 rose 104% to
19.8 million cubic feet of natural gas equivalents ("Mmcfe"), compared to 1997's average of 9.7 Mmcfe. Revenues of $13,178,000 in 1998 were up 52% from the $8,651,000 recorded in 1997. Operating cash flow for 1998 was $4,453,000 ($0.63 per basic share), up 59% from 1997's $2,802,000 ($0.60 per basic share).
Mallon's oil and gas reserves at December 31, 1998, were 91.7 billion cubic feet of natural gas equivalents ("Bcfe"), a 58% increase over the 58.2 Bcfe reported at year-end 1997.

    The Company achieved these corporate record operating results despite the fact that its operations were significantly adversely affected by lower prices for oil and natural gas. Compared to the average prices received in 1997, the average natural gas price received by the Company in 1998 declined 16% to $1.72 from $2.04 per thousand cubic feet ("mcf"), and the average oil price fell 33% to $12.99 from $19.31 per barrel. The average price realized per Mmcfe was $1.81, a 26% decrease from the 1997 average of $2.43. The even further depressed year-end prices required the Company to incur a $16,842,000 fourth quarter ceiling test write-down of its oil and gas properties.

    Largely due to lower prices and the non-cash ceiling test charge, Mallon reported a net loss for 1998 of $18,186,000 and a net loss attributable to common shareholders of $18,306,000 ($2.61 per basic share) compared to 1997's net loss attributable to common shareholders of $4,292,000 ($0.92 per basic share). Excluding the 1998 fourth quarter write-down and a 1997 fourth quarter impairment charge for its investment in Laguna Gold Company, the Company's net loss attributable to common shareholders for 1998 was $1,464,000, compared to 1997's net loss attributable to common shareholders of $658,000.

    The $16,842,000 fourth quarter ceiling test write-down reduced the carrying value of the Company's oil and gas properties. The non-cash charge was driven by low prevailing oil and gas prices and was made in accordance with Securities and Exchange Commission rules for oil and gas companies employing the full cost accounting method. The full cost ceiling is calculated based on the present value of projected future net cash flows from estimated proved reserves, assuming constant prices and a 10% discount rate. The ceiling is not intended to represent an estimate of the fair market value of the Company's oil and gas properties. In calculating its ceiling, the Company used December 31, 1998, oil and gas prices of $10.03 per barrel of oil and $1.43 per mcf of gas. The non-cash charge in 1998 will have the effect of reducing the Company's future depletion, depreciation and amortization costs per unit of oil and gas production. The write-down may not be reversed in future periods, even though higher oil and gas prices may subsequently increase the ceiling. The write-down and depressed oil and gas prices also caused the Company to be in technical non-compliance with two conditions of the agreement governing its revolving line of credit. Based on discussions with its bankers, Mallon is confident that its non-compliance will be waived.

    In fourth quarter 1998, the Company's average daily production rose 77% to 22.8 Mmcfe compared to fourth quarter 1997's 12.9 Mmcfe. Fourth quarter revenues were $3,490,000 in 1998, up 25% over the year earlier period. The increased revenues reflect the higher levels of production, which partially offset the 29% decline in prices per Mcfe to $1.65 from $2.34. The net loss for fourth quarter 1998 was $17,841,000 and the net loss attributable to common shareholders was $17,871,000 ($2.54 per basic share) compared to the net loss attributable to common shareholders for fourth quarter 1997 of $3,017,000 ($0.60 per basic share). Operating cash flow for fourth quarter 1998 was $848,000 ($0.12 per basic share) compared to $1,070,000 ($0.21 per basic share) for 1997, primarily as a result of depressed prices for the period.

    George O. Mallon, Jr., Chairman, said, "Although the Company faced difficult industry conditions during 1998, we achieved our goal of continuing to rapidly build our reserve base, which grew by 58%. Based on recent discoveries on our La Jara Canyon acreage, we believe that we can continue to increase reserves at approximately 50% per year over the next three years. When prices recover from their depressed levels of recent months, we believe that Mallon will be well-positioned to add substantially to shareholder value while maintaining a prudent financial structure."

    Attachment A hereto sets forth certain selected financial and operating data.

    The foregoing information contains forward-looking statements and forecasts, the realization of which cannot be assured.
Actual results may differ significantly from those forecast. Inaccurate geologic interpretations, the volatility of commodity prices, unbudgeted cost increases, unforeseen delays in operations, and operations that prove less successful than anticipated are risks that can significantly effect the Company's operations. These and other risk factors that affect the Company's business are discussed in the Company's Annual Report.

    Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's Common
Stock is quoted on Nasdaq under the symbol "MLRC."


Attachment A
SELECTED FINANCIAL AND OPERATING DATA
(In thousands, except per unit data)

                                          For the Three Months         For the Years Ended
                                            Ended December 31,            December 31,
                                            1998          1997          1998        1997
Selected Results
  Revenues                                $ 3,490       $2,798       $13,178       $8,651
  Costs and expenses                       21,331 (A)    3,017        31,364 (A)    9,111
  Net loss                                (17,841)(A)   (2,987)(B)   (18,186)(A)   (3,704)(B)
  Net income (loss) attributable to common
     shareholders                         (17,871)(A)   (3,017)(B)   (18,306)(A)   (4,292)(B)
  Net loss per basic share attributable
     to common shareholders                $(2.54)(A)   $(0.60)(B)    $(2.61)(A)   $(0.92)(B)
  EBITDA (C)                                1,304       (1,433)(B)     5,343 (A)       56 (B)
  EBITDA per basic share                    $0.19       $(0.29)(B)     $0.76 (A)    $0.01 (B)
  Cash flow (D)                               848        1,070         4,453        2,802
  Cash flow per basic share                 $0.12        $0.21         $0.63        $0.60
  Basic weighted average shares outstanding 7,025        4,995         7,015        4,682

Other Operating Data
  Net Production:
     Gas (Mmcf)                             1,796          797         5,852        2,350
     Oil (Mbbls)                               50           65           230          196
     Mmcfe                                  2,096        1,187         7,232        3,526
     MBOE                                     349          198         1,205          588
  Average realized sales price
     Gas ($/Mcf)                            $1.62        $2.05         $1.72        $2.04
     Oil ($/Bbl)                           $11.28       $17.60        $12.99       $19.31
     Mcfe ($/Mcfe)                          $1.65        $2.34         $1.81        $2.43
     BOE ($/BOE)                            $9.93       $14.02        $10.85       $14.60

_______________________
A. Includes a write-down of oil and gas properties of $16,842,000 pursuant to the rules of the Securities and Exchange
Commission for companies employing the full cost method of accounting.

B. At December 31, 1997, Mallon reduced the carrying value of its investment in Laguna Gold Company to $0.

C. EBITDA is earnings before income taxes, interest expense, depreciation, depletion and amortization, impairment, and extraordinary loss.

D. Cash flow from operating activities before working capital adjustments.

                       Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                       Mallon Resources Corporation


March 18, 1999         By: __/s/ Roy K. Ross____________________
                           Roy K. Ross, Executive Vice President